Exhibit (a)(10)

VOYA INTERMEDIATE BOND PORTFOLIO

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Voya Intermediate Bond Portfolio, a Massachusetts business trust (the "Trust"), acting pursuant to Article XI, Section 11.3 of the Trust's Amended and Restated Declaration of Trust, dated May 1, 2002, as amended (the "Declaration of Trust"), hereby amend the Declaration of Trust as follows:

1.Section 2.3 of the Declaration of Trust is hereby amended, effective September 12, 2019, to read in its entirety as follows:

"2.3. Termination of Service and Appointment of Trustees. In case of death, resignation, retirement, removal or mental or physical incapacity of any of the Trustees, or in case a vacancy shall, by reason of an increase in number, or for any other reason, exist, the remaining Trustees shall fill such vacancy by appointing such other person as they in their discretion shall see fit. Such appointment shall be effected by the signing of a written instrument by a majority of the Trustees in office. An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Trustees effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in the number of Trustees. As soon as any Trustee so appointed shall have accepted this Trust, the trust estate shall vest in the new Trustee or Trustees, together with the continuing Trustees, without any further act or conveyance. Any appointment authorized by this Section 2.3 is subject to the provisions of Section 16(a) of the 1940 Act."

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IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Amended and Restated Declaration of Trust.

Dated: September 12, 2019

/s/Colleen D. Baldwin______________	/s/Joseph E. Obermeyer_____________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/John V. Boyer__________________	/s/Sheryl K. Pressler _______________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/Patricia W. Chadwick____________	/s/Dina Santoro___________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/Martin J. Gavin_________________	/s/Christopher P. Sullivan___________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee
/s/Russell H. Jones________________	/s/Roger B. Vincent________________
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee